Exhibit 99.1

NEWS RELEASE

Halcón Resources Announces Launch of Consent Solicitation with Respect to its 6.75% Senior Notes due 2025

Houston, Texas, July 12, 2017 (Globe Newswire) — Halcón Resources Corporation (NYSE:HK) (“Halcón”) announced today the commencement of a consent solicitation (the “Consent Solicitation”) to holders of Halcón’s 6.75% Senior Notes due 2025 (CUSIP Nos. 40537QAN0 and U4057PAJ4) (the “Notes”) to amend (the “Proposed Amendments”) the Indenture, dated as of February 16, 2017 (the “Indenture”), among Halcón, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), governing the Notes.

The Proposed Amendments are being sought in connection with a potential sale of oil and gas properties owned by Halcón and certain of its subsidiaries located in the State of North Dakota.

Halcón has agreed to make a cash payment of $20.00 per $1,000 principal amount of Notes (such payments, collectively, the “Consent Fee”) to each holder of record who has validly delivered and not revoked a consent to the Proposed Amendments at or prior to the Expiration Time (as defined below) if Halcón receives valid consents from more than 50% of the outstanding Notes (the “Requisite Consents”) and subject to other customary conditions. If the Requisite Consents are not received at the Expiration Time or Halcón abandons or terminates the Consent Solicitation prior to receiving the Requisite Consents, any consents received will be voided and no Consent Fee will be paid.

If the Requisite Consents are received, upon such receipt, Halcón and the Trustee will execute and deliver a supplemental indenture to the Indenture, but the Proposed Amendments contained therein will not become operative until all conditions set forth in the Consent Solicitation Statement related to the Consent Solicitation are satisfied or waived and the Consent Fee is paid.

Holders who beneficially own approximately 56% of the aggregate principal amount of all outstanding Notes have entered into a Support Agreement dated July 10, 2017 (the “Support Agreement”), with Halcón pursuant to which such Holders have severally agreed to tender valid consents in the Consent Solicitation.

The Consent Solicitation will expire at 5:00 p.m., New York City time, on July 24, 2017, unless extended or earlier terminated by Halcón (the “Expiration Time”).

This press release does not set forth all of the terms and conditions of the Consent Solicitation. Holders should carefully read the Consent Solicitation Statement related to the Consent Solicitation and the accompanying materials for a complete description of all terms and conditions of the Consent Solicitation before making any decision with respect to the Consent Solicitation. Additional information concerning the terms and conditions of the Consent Solicitation, and the procedure for delivering consents, may be obtained from the solicitation agents, J.P. Morgan Securities LLC at (212) 834-4811 or toll free at (866) 834-4666 and Intrepid Partners LLC at (212) 388-5020. Copies of the Consent Solicitation Statement and related documents may be obtained from the information agent, Epiq Corporate Restructuring, by calling (888) 734-9393 or (646) 282-2500 for banks and brokers or by email at tabulation@epiqsystems.com (please reference “Halcón Consent” in the subject line. None of Halcón, the Trustee, J.P. Morgan Securities LLC, Intrepid Partners LLC, Epiq Corporate Restructuring or any of their respective affiliates is making any recommendation as to whether or not Holders should deliver their consent to the Proposed Amendments.

This announcement is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy Notes or any other securities. This announcement is also not a solicitation of consents with respect to the Proposed Amendments or any securities. The solicitations of consents are not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitations under applicable state or foreign securities or “blue sky” laws.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

For more information contact Quentin Hicks, Senior Vice President of Finance & Investor Relations, at 832-538-0557 or qhicks@halconresources.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or

“probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and other filings submitted by the Company to the U.S. Securities and Exchange Commission (SEC), copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.halconresources.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.